Exhibit 10.12

EXECUTIVE EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), made and entered into as of November 8, 2022, by and between Wave Life Sciences USA, Inc., a Delaware corporation (“Company”) and a wholly owned subsidiary of Wave Life Sciences Ltd., a Singapore corporation (the “Parent Company”), and Chris Francis (“Executive”).

WHEREAS, Company wishes to continue to employ Executive as SVP, Corporate Development and Head of Emerging Areas;

WHEREAS, Executive represents that Executive possesses the necessary skills to perform the duties of this position and that Executive has no obligation to any other person or entity which would prevent, limit or interfere with Executive’s ability to do so;

WHEREAS, Executive and Company desire to enter into an Employment Agreement, which, except as specifically set forth herein, supersedes and replaces the current employment arrangement dated as of March 10, 2014, between Executive and Company (the “Prior Employment Agreement”), to assure the harmonious performance of the affairs of Company.

NOW, THEREFORE, in consideration of the mutual promises, terms, provisions, and conditions contained herein, the parties agree as follows:

1. Roles and Duties.

(a) Executive Role. Subject to the terms and conditions of this Agreement, Company shall employ Executive as its SVP, Corporate Development and Head of Emerging Areas reporting to Company’s President and Chief Executive Officer. Executive accepts such employment upon the terms and conditions set forth herein, and agrees to perform to the best of Executive’s ability the duties normally associated with such position and as determined by Company in its sole discretion. During Executive’s employment, Executive shall devote all of Executive’s business time and energies to the business and affairs of Company, provided that nothing contained in this Agreement shall prevent or limit Executive’s right to manage Executive’s personal investments on Executive’s own personal time, including, without limitation the right to make passive investments in the securities of: (a) any entity which Executive does not control, directly or indirectly, and which does not compete with Company or the Parent Company, or (b) any publicly held entity so long as Executive’s aggregate direct and indirect interest does not exceed two percent (2%) of the issued and outstanding securities of any class of securities of such publicly held entity. Nothing contained herein shall prevent any family member of Executive from contracting with, being employed by or obtaining an ownership interest in any entity, whether or not such entity competes with the Company or the Parent Company; provided, however, that such contract, employment, or ownership interest does not extend to or involve Executive. In addition, nothing in this Agreement shall require Executive to transfer, sell or otherwise divest himself of any investments Executive or Executive’s family members hold as of the date hereof. During Executive’s employment, Executive shall not engage in any other non-Company related business activities of any nature whatsoever (including board memberships) without the Company’s prior written consent, which consent shall not be unreasonably withheld. In addition, and so long as such activities do not interfere with Executive’s performance of Executive’s duties hereunder (including Executive’s full devotion of business time and energies to the business and affairs of Company, as described above), Executive also may participate in civic, charitable and professional activities, but shall not serve in any official capacity, including as a member of a board, without the prior written consent of the Company.

2. Term of Employment.

(a) Term. Subject to the terms hereof, Executive’s employment hereunder shall commence as of the date hereof and shall continue until terminated hereunder by either party.

(b) Termination. Notwithstanding anything else contained in this Agreement, Executive’s employment hereunder shall terminate upon the earliest to occur of the following:

(i) Death. Immediately upon Executive’s death;

(ii) Termination by Company.

(A) If because of Executive’s Disability (as defined below in Section 2(c)), written notice by Company to Executive that Executive’s employment is being terminated as a result of Executive’s Disability, which termination shall be effective on the date of such notice or such later date as specified in writing by Company;

(B) If for Cause (as defined below in Section 2(d)), written notice by Company to Executive that Executive’s employment is being terminated for Cause, which termination shall be effective on the date of such notice or such later date as specified in writing by Company (subject to any applicable “cure” rights as provided in Section 2(d) below);

(C) If by Company for reasons other than under Sections 2(b)(ii)(A) or (B), written notice by Company to Executive that Executive’s employment is being terminated, which termination shall be effective immediately after the date of such notice or such later date as specified in writing by Company.

(iii) Termination by Executive.

(A) If for Good Reason (as defined below in Section 2(e)), written notice by Executive to Company that Executive is terminating Executive’s employment for Good Reason and that sets forth the factual basis supporting the alleged Good Reason, which termination shall be effective thirty (30) days after the date of such notice; provided that if Company has cured the circumstances giving rise to the Good Reason, then such termination shall not be effective; or

(B) If without Good Reason, written notice by Executive to Company that Executive is terminating Executive’s employment, which termination shall be effective at least thirty (30) days after the date of such notice.

Notwithstanding anything in this Section 2(b), Company may at any point terminate Executive’s employment for Cause prior to the effective date of any other termination contemplated hereunder.

(c) Definition of “Disability”. For purposes of this Agreement, “Disability” shall mean Executive’s incapacity or inability to perform Executive’s duties and responsibilities as contemplated herein for one hundred twenty (120) days or more (cumulative or consecutive) within any rolling twelve (12) month period, because Executive’s physical or mental health has become so impaired as to make it impossible or impractical for Executive to perform the duties and responsibilities contemplated hereunder. Determination of Executive’s physical or mental health shall be determined by Company after consultation with a medical expert appointed by mutual agreement between Company and Executive who has examined Executive. Executive hereby consents to such examination and consultation regarding Executive’s health and ability to perform as aforesaid.

(d) Definition of “Cause”. As used herein, “Cause” shall include: (i) Executive’s willful engagement in dishonesty, illegal conduct or gross misconduct, which is, in each case, materially injurious to the Company or any affiliate; (ii) Executive’s significant insubordination; (iii) Executive’s substantial malfeasance or nonfeasance of duty; (iv) Executive’s repeated failure, inability or refusal to perform his duties hereunder in a manner that is materially injurious to the Company or any affiliate (other than by reason of Executive’s Disability); (v) Executive’s unauthorized disclosure of confidential information; (vi) Executive’s embezzlement, misappropriation or fraud, whether or not related Executive’s employment with the Company; or (vii) Executive’s breach of a material provision of any employment, non-disclosure, invention assignment, non-competition, or similar agreement between Executive and Company; provided that “Cause” shall not be deemed to have occurred pursuant to subsections (ii), (iii) or (iv) hereof unless Executive has first received written notice specifying in reasonable detail the particulars of such grounds and that Company intends to terminate Executive’s employment hereunder for such grounds, and if such grounds are reasonably capable of being cured within thirty (30) days, Executive has failed to cure such grounds within a period of thirty (30) days from the date of such notice (the “Cure Period”). During any such Cure Period, and in connection with Executive’s ability to cure a for Cause termination as specifically set forth herein, Executive shall have an opportunity to make a presentation to the Company’s Board of Directors in response to the asserted grounds for Cause termination. “Cause” is not limited to events which have occurred prior to the termination of Executive’s service to Company, nor is it necessary that Company’s finding of “Cause” occur prior to such termination. If Company determines, subsequent to Executive’s termination of service but only after the notice, related process and Cure Period described above have been exhausted (if the applicable “Cause” sub-section is invoked), that either prior or subsequent to Executive’s termination, Executive engaged in conduct which would constitute “Cause,” then Executive shall be deemed to have been terminated for “Cause” and he shall have no right to any benefit or compensation under this Agreement, including, without limitation, any payments or benefits under Section 4(c) or Section 4(d) hereof (as applicable).

(e) Definition of “Good Reason”. As used herein, a “Good Reason” shall mean the occurrence of any of the following events without Executive’s written consent: (i) relocation of Executive’s principal business location to a location more than fifty (50) miles from Executive’s then-current business location; (ii) a material diminution in Executive’s duties, authority or responsibilities; (iii) a material reduction in the Executive’s Base Salary (other than as a result of a broad based reduction of salary similarly affecting other Company executives having comparable rank, authority and seniority); or (iv) any material breach of this Agreement by the Company; provided that (A) Executive provides Company with written notice that Executive intends to terminate Executive’s employment hereunder for one of the grounds set forth in this Section 2(e) within thirty (30) days of such ground occurring, (B) if such ground is capable of being cured, the Company has failed to cure such ground within a period of thirty (30) days from the date of such written notice, and (C) Executive terminates Executive’s employment within sixty-five days from the date that Good Reason first occurs. For purposes of clarification, the above-listed conditions shall apply separately to each occurrence of Good Reason and failure to adhere to such conditions in the event of Good Reason shall not disqualify Executive from asserting Good Reason for any subsequent occurrence of Good Reason. For purposes of this Agreement, “Good Reason” shall be interpreted in a manner, and limited to the extent necessary, so that it shall not cause adverse tax consequences for either party with respect to Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”) and any successor statute, regulation and guidance thereto.

3. Compensation.

(a) Base Salary. Company shall pay Executive a base salary (the “Base Salary”) at the annual rate of $407,800. The Base Salary shall be payable in substantially equal periodic installments in accordance with Company’s payroll practices as in effect from time to time. Company shall deduct from each such installment all amounts required to be deducted or withheld under applicable law or under any employee benefit plan in which Executive participates. The Base Salary will be reviewed annually and may be increased.

(b) Annual Performance Bonus. Executive shall be eligible to receive an annual cash bonus (the “Annual Performance Bonus”), with the target amount of such Annual Performance Bonus equal to forty-five percent (45%) of Executive’s Base Salary in the year to which the Annual Performance Bonus relates, provided that the actual amount of the Annual Performance Bonus may be greater or less than such target amount. The Annual Performance Bonus shall be based on both corporate and individual performance objectives to be established by the Board of Directors of the Parent Company or an appropriate committee thereof by no later than March 1st of the applicable bonus year (the “Performance Objectives”). Whether and to what extent the Performance Objectives have been achieved and the amount of any Annual Performance Bonus payable hereunder shall be determined by the Board of Directors of the Parent Company (or an appropriate committee thereof) in its sole and absolute discretion. Executive must be employed by Company on the date on which the Annual Performance Bonus is paid in order to be eligible for, and to be deemed as having earned, such Annual Performance Bonus. The Company shall deduct from the Annual Performance Bonus all amounts required to be deducted or withheld under applicable law or under any employee benefit plan in which Executive participates.

(c) Equity. Executive may be eligible to receive equity awards under the applicable equity incentive plan of the Parent Company then in effect, as determined by the Board of Directors of the Parent Company or an appropriate committee thereof.

(d) Open Time Off. Executive is eligible to take paid time off for vacation and personal reasons in accordance with Company’s Open Time Off policies as in effect from time to time. The guideline for such time off is 3-4 weeks per calendar year. This guideline excludes time off for illness, company-paid holidays, year-end shutdown and emergencies. Time off is to be scheduled to minimize disruption to Company’s operations, pursuant to the terms and conditions of Company Open Time Off policy and practices as applied to senior executives of the Company. Time off is not earned or accrued, therefore there are no rollover of days from year to year, nor is payment made for unused time off upon separation from employment.

(e) Fringe Benefits. Executive shall be entitled to participate in all benefit/welfare plans, long-term incentive programs, and other fringe benefits provided to Company senior executives at comparable levels. The terms of any such programs and benefits will be governed by the applicable plan documents and Company policies in effect from time to time. Executive understands that, except when prohibited by applicable law, Company’s benefit plans and fringe benefits may be changed, replaced, terminated, modified or amended by Company from time to time in its sole discretion.

(f) Reimbursement of Expenses. Company shall reimburse Executive for all ordinary and reasonable out-of-pocket business expenses incurred by Executive in furtherance of Company’s business in accordance with Company’s policies with respect thereto as in effect from time to time. Executive must submit any request for reimbursement no later than thirty (30) days following the date that such business expense is incurred. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement); (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year; (iii) the reimbursement of an eligible expense shall be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

(g) Indemnification. Executive shall be entitled to indemnification with respect to Executive’s services provided hereunder pursuant to applicable law, the terms and conditions of Company’s organizational and governing documents, Company’s directors and officers (“D&O”) liability insurance policy, and Company’s standard indemnification agreement for directors and officers as executed by Company and Executive.

4. Payments Upon Termination.

(a) Definition of Accrued Obligations. For purposes of this Agreement, “Accrued Obligations” means: (i) the portion of Executive’s Base Salary that has accrued prior to any termination of Executive’s employment with Company and has not yet been paid; and (ii) the amount of any expenses properly incurred by Executive on behalf of Company prior to any such termination and not yet reimbursed. Executive’s entitlement to any other compensation or benefit under any plan of Company shall be governed by and determined in accordance with the terms of such plans, except as otherwise specified in this Agreement.

(b) Termination by Company for Cause, or by Executive Without Good Reason, or as a Result of Executive’s Disability or Death. If Executive’s employment hereunder is terminated by Company for Cause, by Executive without Good Reason, or as a result of Executive’s Disability or Death, then Company shall pay the Accrued Obligations to Executive on or before the time required by applicable law following the effective date of such termination and shall have no further obligations to Executive.

(c) Termination by Company Without Cause or by Executive For Good Reason. In the event that Executive’s employment is terminated by Company without Cause or Executive terminates Executive’s employment for Good Reason, then, in addition to the Accrued Obligations, Executive shall receive the following, subject to the terms and conditions described in Section 4(e) (including Executive’s execution of a release of claims):

(i) Severance Payments. Continuation of payments in an amount equal to (x) Executive’s then-current Base Salary for a period of twelve (12) months, and (y) an amount equal to the target Annual Performance Bonus to which Executive may have been entitled for the year in which Executive’s employment terminates, prorated to reflect that portion of the year in which Executive was employed, less all customary and required taxes and employment-related deductions, which amounts shall be paid over time in accordance with Company’s normal payroll practices (provided such payments shall be made at least monthly), commencing on the first payroll date following the date on which the release of claims required by Section 4(e) becomes effective and non-revocable, but not after seventy (70) days following the effective date of termination from employment; provided, that if the 70th day falls in the calendar year following the year during which the termination or separation from service occurred, then the payments will commence in such subsequent calendar year; provided further that if such payments commence in such subsequent year, the first such payment shall be a lump sum in an amount equal to the payments that would have come due since Employee’s separation from service.

(ii) Benefits Payments. Upon completion of appropriate forms and subject to applicable terms and conditions under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall continue to pay its share of the costs for Employee’s coverage under the Company’s group health insurance plan, until the earlier to occur of twelve (12) months following Executive’s termination date or the date Executive begins employment with another employer; provided that such Company-paid premiums may be recorded as additional income pursuant to Section 6041 of the Code and not entitled to any tax qualified treatment to the extent necessary to comply with or avoid the discriminatory treatment prohibited by the Patient Protection and Affordable Care Act of 2010 and the Health Care and Education Reconciliation Act of 2010 or Section 105(h) of the Code. Executive shall bear full responsibility for applying for COBRA continuation coverage and Company shall have no obligation to provide Executive such coverage if Executive fails to elect COBRA benefits in a timely fashion.

Payment of the above described severance payments and benefits are expressly conditioned on Executive’s execution without revocation of the release of claims under Section 4(e) and return of Company property under Section 6. In the event that Executive is eligible for the severance payments and benefits under this Section 4(c), Executive shall not be eligible for and shall not receive any of the severance payments and benefits as provided in Section 4(d).

(d) Termination by Company Without Cause or by Executive For Good Reason Following a Change of Control. In the event that a Change of Control (as defined below) occurs and within a period of one (1) year following the Change of Control, either Executive’s employment is terminated by Company without Cause, or Executive terminates Executive’s employment for Good Reason, then, in addition to the Accrued Obligations, Executive shall receive the following, subject to the terms and conditions described in Section 4(e) (including Executive’s execution of a release of claims):

(i) Lump Sum Severance Payment. Payment of a lump sum amount equal to twelve (12) months of Executive’s then-current Base Salary, less all customary and required taxes and employment-related deductions, paid on the first payroll date following the date on which the release of claims required by Section 4(e) becomes effective and non-revocable, but not after seventy (70) days following the effective date of termination from employment.

(ii) Separation Bonus. Payment of a separation bonus in an amount equal to the target Annual Performance Bonus to which Executive may have been entitled for the year in which Executive’s employment terminates less all customary and required taxes and employment-related deductions, paid on the first payroll date following the date on which the release of claims required by Section 4(e) becomes effective and non-revocable, but not after seventy (70) days following the effective date of termination from employment.

(iii) Benefit Payments. Upon completion of appropriate forms and subject to applicable terms and conditions under the COBRA, the Company shall continue to pay its share of the costs for Employee’s coverage under the Company’s group health insurance plan, until the earlier to occur of twelve (12) months following Executive’s termination date or the date Executive begins employment with another employer; provided that such Company-paid premiums may be recorded as additional income pursuant to Section 6041 of the Code and not entitled to any tax qualified treatment to the extent necessary to comply with or avoid the discriminatory treatment prohibited by the Patient Protection and Affordable Care Act of 2010 and the Health Care and Education Reconciliation Act of 2010 or Section 105(h) of the Code. Executive shall bear full responsibility for applying for COBRA continuation coverage and Company shall have no obligation to provide Executive such coverage if Executive fails to elect COBRA benefits in a timely fashion.

Payment of the above described severance payments and benefits are expressly conditioned on Executive’s execution without revocation of the release of claims under Section 4(e) and return of Company property under Section 6. In the event that Executive is eligible for the severance payments and benefits under this Section 4(d), Executive shall not be eligible for and shall not receive any of the severance payments and benefits as provided in Section 4(c).

As used herein, a “Change of Control” shall mean (A) a merger or consolidation of the Parent Company whether or not approved by the Board of Directors, other than a merger or consolidation which would result in the voting securities of the Parent Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) more than 50% of the total voting power represented by the voting securities of the Parent Company or such surviving entity or parent of such corporation, as the case may be, outstanding immediately after such merger or consolidation; or (B) the sale or disposition by the Parent Company of all or substantially all of the Parent Company’s assets in a transaction requiring shareholder approval; or (C) the transfer, sale or disposition by the Parent Company of 50% or more of its interest in Company.

(e) Execution of Release of Claims. Company shall not be obligated to pay Executive any of the severance payments or benefits described in this Section 4 unless and until Executive has executed (without revocation) a timely release of claims in a form acceptable to Company, which shall include a general release of claims against Company and Parent Company (including its and their affiliated entities, and its and their officers, directors, employees and others associated with such entities), a reaffirmation of Executive’s covenants under the terms of the Agreement to Protect Confidential Information, Inventions and Business (as referenced in Section 5 below), as well as standard and reasonable terms regarding items such as mutual non-disparagement, confidentiality, cooperation and the like (the “Release Agreement”). The Release Agreement must be provided to Executive within fifteen (15) days following Executive’s separation from service, and signed by Executive and returned to Company no later than sixty (60) days following Executive’s separation from service (the “Review Period”). If Executive fails or refuses to return the Release Agreement within the Review Period, Executive’s severance payments and benefits hereunder shall be forfeited.

(f) No Other Payments or Benefits Owing. The payments and benefits set forth in this Section 4 shall be the sole amounts owing to Executive upon termination of Executive’s employment for the reasons set forth above and Executive shall not be eligible for any other payments or other forms of compensation or benefits. The payments and benefits set forth in Section 4 shall be the sole remedy, if any, available to Executive in the event that Executive brings any claim against Company relating to the termination of Executive’s employment under this Agreement.

5. Prohibited Competition, Solicitation, and Non-Disclosure.

(a) Executive expressly acknowledges that: (i) there are competitive and proprietary aspects of the business of Company and its affiliates; (ii) during the course of Executive’s employment, Company and/or its affiliates shall furnish, disclose or make available to Executive confidential and proprietary information and may provide Executive with unique and specialized training; (iii) such Confidential Information and training have been developed and shall be developed by Company and/or its affiliates through the expenditure of substantial time, effort and money, and could be used by Executive to compete with Company and/or its affiliates; and (iv) in the course of Executive’s employment, Executive shall be introduced to customers and others with important relationships to Company and/or its affiliates, and any and all “goodwill” created through such introductions belongs exclusively to Company and its affiliates, including, but not limited to, any goodwill created as a result of direct or indirect contacts or relationships between Executive and any customers of Company and its affiliates. In light of the foregoing acknowledgements, Executive hereby (x) acknowledges that Executive previously executed and agrees to abide by the terms and conditions set forth in the Company’s Agreement to Protect Confidential Information, Inventions and Business (attached hereto as Exhibit A) and the Company’s Confidentiality and Information Systems Usage Agreement (attached hereto as Exhibit B), (y) reaffirms Executive’s obligations under the terms of the previously executed Agreement to Protect Confidential Information, Inventions and Business and Confidentiality and Information Systems Usage Agreement, and (z) acknowledges and agrees that nothing herein shall impact or affect the continued validity of the previously executed Agreement to Protect Confidential Information, Inventions and Business and Confidentiality and Information Systems Usage Agreement.

(b) Executive hereby acknowledges and agrees that in consideration for Executive’s non-competition covenant as set forth in Agreement to Protect Confidential Information, Inventions and Business, the Company is providing the Executive with eligibility to receive the certaion severance payments and benefits under the conditions set forth in Section 4 hereof. Executive further acknowledges and agrees that the aforementioned consideration is fair and reasonable consideration independent of the Executive’s employment with the Company for purposes of Executive’s non-competition covenant.

(c) Executive hereby expressly acknowledges and agrees that if Executive breaches any of the terms and/or conditions set forth in the Agreement to Protect Confidential Information, Inventions and Business following a termination of Executive’s employment either by Company without Cause or by Executive for Good Reason, then, in addition to the relief described in the Agreement to Protect Confidential Information, Inventions and Business, (i) Company shall cease providing the Executive with any further payments under Section 4(c) or 4(d) (as applicable) as of the date of such breach, (ii) Company shall not be obligated to provide Executive with, and Executive shall not be eligible or otherwise entitled to receive, any further payments or benefits from Company, (iii) Company’s obligation to provide Executive with any further such payments or benefits shall be null and void, and of no further force or effect, and (iv) Company shall be entitled to recover, and Executive shall be obligated to repay to Company, any payments and the value of any benefits previously provided to Executive by Company under Section 4(c) or 4(d) (as applicable) prior to the date of Executive’s breach of the Agreement to Protect Confidential Information, Inventions and Business.

6. Property and Records. Upon the termination of Executive’s employment hereunder for any reason or for no reason, or if Company otherwise requests, Executive shall: (a) return to Company all tangible business information and copies thereof (regardless how such Confidential Information or copies are maintained), and (b) deliver to Company any property of Company which may be in Executive’s possession, including, but not limited to, Blackberry-type devices, smart phones, laptops, cell phones, products, materials, memoranda, notes, records, reports or other documents or photocopies of the same.

7. Code Sections 409A and 280G.

(a) In the event that the payments or benefits set forth in Section 4 of this Agreement constitute “non-qualified deferred compensation” subject to Section 409A, then the following conditions apply to such payments or benefits:

(i) Any termination of Executive’s employment triggering payment of benefits under Section 4 must constitute a “separation from service” under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) before distribution of such benefits can commence. To the extent that the termination of Executive’s employment does not constitute a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) (as the result of further services that are reasonably anticipated to be provided by Executive to Company at the time Executive’s employment terminates), any such payments under Section 4 that constitute deferred compensation under Section 409A shall be delayed until after the date of a subsequent event constituting a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h). For purposes of clarification, this Section 7(a) shall not cause any forfeiture of benefits on Executive’s part, but shall only act as a delay until such time as a “separation from service” occurs.

(ii) Notwithstanding any other provision with respect to the timing of payments under Section 4 if, at the time of Executive’s termination, Executive is deemed to be a “specified employee” (within the meaning of Section 409A(a)(2)(B)(i) of the Code), then limited only to the extent necessary to comply with the requirements of Section 409A, any payments to which Executive may become entitled under Section 4 which are subject to Section 409A (and not otherwise exempt from its application) shall be withheld until the first (1st) business day of the seventh (7th) month following the termination of Executive’s employment, at which time Executive shall be paid an aggregate amount equal to the accumulated, but unpaid, payments otherwise due to Executive under the terms of Section 4.

(b) It is intended that each installment of the payments and benefits provided under Section 4 of this Agreement shall be treated as a separate “payment” for purposes of Section 409A. Neither Company nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(c) Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall be interpreted and at all times administered in a manner that avoids the inclusion of compensation in income under Section 409A, or the payment of increased taxes, excise taxes or other penalties under Section 409A. The parties intend this Agreement to be in compliance with Section 409A. Executive acknowledges and agrees that Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement, including but not limited to consequences related to Section 409A.

(d) If any payment or benefit Executive would receive under this Agreement, when combined with any other payment or benefit Executive receives pursuant to a Change of Control (for purposes of this section, a “Payment”) would: (i) constitute a “parachute payment” within the meaning of Section 280G the Code; and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be either: (A) the full amount of such Payment; or (B) such lesser amount (with cash payments being reduced before stock option compensation) as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employments taxes, income taxes, and the Excise Tax, results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.

8. General.

(a) Notices. Except as otherwise specifically provided herein, any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt.

Notices to Executive shall be sent to the last known address in Company’s records or such other address as Executive may specify in writing.

Notices to Company shall be sent to:

Wave Life Sciences USA, Inc.

733 Concord Avenue

Cambridge, MA 02138

Tel: (617) 949-2900

Attn: Chief Executive Officer

With a copy to:

Wave Life Sciences USA, Inc.

733 Concord Avenue

Cambridge, MA 02138

Tel: (617) 949-2900

Attn: General Counsel

(b) Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties hereto.

(c) Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

(d) Assignment. Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of Company’s business or that aspect of Company’s business in which Executive is principally involved. Executive may not assign Executive’s rights and obligations under this Agreement without the prior written consent of Company.

(e) Governing Law/Dispute Resolution. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of the Commonwealth of Massachusetts, without giving effect to the conflict of law principles thereof. Any legal action or proceeding with respect to this Agreement shall be brought in the courts of the Commonwealth of Massachusetts or of the United States of America for the District of Massachusetts. By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts.

(f) Jury Waiver. ANY, ACTION, DEMAND, CLAIM, OR COUNTERCLAIM ARISING UNDER OR RELATING TO THIS AGREEMENT SHALL BE RESOLVED BY A JUDGE ALONE AND EACH OF COMPANY AND EXECUTIVE WAIVES ANY RIGHT TO A JURY TRIAL THEREOF.

(g) Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

(h) Entire Agreement. This Agreement, together with the other agreements specifically referenced herein and the Exhibits attached hereto, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof, including, but not limited to, the Prior Employment Agreement. Notwithstanding the foregoing, nothing herein shall impact, affect, supersede, change, or modify the terms of the Agreement to Protect Confidential Information, Inventions and Business and/or the Confidentiality and Information Systems Usage Agreement that Exeutive previously executed with Company. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

(i) Counterparts. This Agreement may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. For all purposes a signature by fax shall be treated as an original.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

CHRIS FRANCIS /s/ Chris Francis________________ Signature Address: [Address]	WAVE LIFE SCIENCES USA, INC. By: /s/ Paul B. Bolno_______________ Name: Paul B. Bolno___________ Title: Chief Executive Officer___